 Filed Pursuant to Rule 424(b)(3)
         Registration No. 333-264992

TRINITY BIOTECH PLC

2,500,000 American Depositary Shares
representing
10,000,000 ‘A’ Ordinary Shares

 This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus or its permitted assigns, of up to 2,500,000 American Depositary Shares (“ADSs”) (each ADS represents 4 ‘A’ Ordinary Shares, par value $0.0109 per share) that are issuable upon the exercise of an outstanding warrant (the “Warrant”) from time to time, at an exercise price of $1.30 per ADS ($0.325 per ‘A’ Ordinary Share), for an aggregate exercise price of up to $3,250,000. The ADSs are evidenced by American Depositary Receipts, or ADRs.  The Warrant expires on January 27, 2029. Perceptive Credit Holdings III, LP (“Perceptive” or the “selling shareholder”), acquired the Warrant from us on January 27, 2022 pursuant to the terms of a credit agreement and guaranty, dated December 15, 2021, between us and the other obligors party thereto and Perceptive, as administrative agent and lender.

Our ADSs are listed on The NASDAQ Global Select Market under the symbol “TRIB.”  On May 25, 2022, the closing price of an ADS on The NASDAQ Global Select Market was $1.31. Perceptive may offer and sell any of the ADSs from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or  underwriter to sell the ADSs. For additional information on the possible methods of sale that may be used by Perceptive, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ADSs by Perceptive. We do not know when or in what amount Perceptive may offer the ADSs for sale. Perceptive may sell any, all or none of the ADSs offered by this prospectus.

INVESTING IN THE ADSs INVOLVES A HIGH DEGREE OF RISK.  BEFORE BUYING ANY SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 26, 2022.

i

          Unless expressly stated otherwise, in this prospectus, references to “we”, “us”, “Trinity Biotech” or the “Group” shall mean Trinity Biotech plc and its world-wide subsidiaries, collectively.  References to the “Company” shall mean Trinity Biotech plc. All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “Euro” or “€” are to European Union Euro.

You should read this document together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.  We have not authorized any dealer, salesperson or other person to give any information or to make any representation and you should not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy ADSs, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy ADSs in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or ADS is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not intended to be and is not a prospectus for purposes of: (i) Regulation (EU) 2017/1129 of the European Parliament and of the Council or the European Union (Prospectus) Regulations of Ireland 2019; or (ii) Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom, as amended by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 of the United Kingdom, or the UK Prospectus Regulation. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to European prospectus law or the UK Prospectus Regulation. This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state or the United Kingdom will be made pursuant to an exemption under European prospectus law and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such an offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation. This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the EU Prospectus Regulation, or the UK Prospectus Regulation, as applicable. Any representation to the contrary is a criminal offense.

ii

FORWARD‑LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated by reference are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about:

•	the development of future products;

•	the potential attributes and benefit of our products and their competitive position;

•	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our products;

•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;

•	statements of our plans and objectives;

•	our ability to acquire or in-license new product candidates;

•	potential strategic relationships;

•	the duration of our patent portfolio; and

•	statements regarding the capabilities of our business operations;

•	statements of expected future economic performance;

•	statements regarding competition in our market; and

•	assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our substantial indebtedness, which could impair our flexibility and access to capital and adversely affect our financial position;

•	our ability to generate or raise sufficient funds to repay our debt as it becomes due and to continue as a going concern;

•	pandemics or other public health emergencies, including the Covid-19 pandemic;

•	the occurrence of hostilities and political instability, including the invasion of Ukraine by Russia, and resulting volatility and other effects on global economic conditions;

•	changes in customer demand;

•	our ability to successfully develop and commercialize new products;

•
recalls of our products or liability claims in connection with our products and services and the cost and reputational harm associated with such recalls or claims and with any voluntary corrective actions or regulatory agency enforcement actions;

•	delays or failures in our clinical trials and failure to maintain regulatory approvals and clearances to manufacture, market and distribute our products;

•	interruptions in production at our principal manufacturing facilities, our third-party manufacturing facilities or our supplier;

•	the extent to which we are successful in gaining new long-term relationships with customers or retaining existing ones;

•	developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;

•	security breaches, cybersecurity attacks and other significant disruptions;

•	natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our business and facilities;

•	the United Kingdom’s withdrawal from the European Union and its potential impact on our supply chains and the market for our products in the United Kingdom;

•	strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses; and

•	our ability to obtain and protect rights to the intellectual property necessary for the conduct of our business and the potential costs of enforcing or defending those rights.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks in the section entitled “Risk Factors” on page 5 of this prospectus and on page 3 in our annual report on Form 20-F, as amended (the “Annual Report”), for the year ended December 31, 2021 incorporated by reference herein. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

          This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary does not contain all the information that you should consider before investing in our ADSs.  You should read the entire prospectus carefully, including “Risk Factors” contained in this prospectus and the documents incorporated by reference in this prospectus, before making an investment decision.

We develop, acquire, manufacture and market medical diagnostic products for the clinical laboratory and point-of-care segments of the diagnostic market. These products are used to detect autoimmune, infectious and sexually transmitted diseases, diabetes and disorders of the liver and intestine. We are also a significant provider of raw materials to the life sciences and research industries globally. We market our portfolio of several hundred products to customers in approximately 100 countries around the world through our own sales force and a network of international distributors and strategic partners.

For a full and comprehensive description of our business, markets and product lines, see our most recent Annual Report on Form 20-F and any updates in our Reports of Foreign Private Issuer on Form 6-K, to the extent that they are incorporated herein by reference.

Recent Developments

On May 3, 2022, the Company closed its $45.0 million strategic investment and partnership with MiCo IDV Holdings, LLC (“MiCo”), a subsidiary of the MiCo Group, a KOSDAQ-listed company. The investment consisted of an equity investment of approximately $25.2 million (11.2 million ADSs at a price of $2.25 per ADS)(the “Equity Investment”) and a $20 million seven-year, unsecured junior convertible note issued by the Company, with a fixed interest rate of 1.5% and an ADS conversion price of $3.24 per ADS (the “Convertible Note”). The Convertible Note mandatorily converts into ADSs if the volume weighted average price of the Company’s ADSs is at or above $3.24 for any five consecutive NASDAQ trading days. The Company has used those proceeds primarily to repay a portion of the Group’s $81.25 million term loan from the selling shareholder. The Company also expects that this investment will facilitate it exploring lower cost debt funding options, in the short-term, with the aim of further reducing the Company’s interest expense through refinancing the balance of the Company’s term loan with Perceptive at lower interest rates.

Corporate Information

We were incorporated as a private limited company registered in Ireland in January 1992 and subsequently re-registered as a public limited company (“plc”) in July 1992. The Company commenced operations in 1992 and, in October 1992, completed an initial public offering of our securities in the United States. Our principal offices are located at IDA Business Park, Bray, Co. Wicklow, Ireland and our telephone number is +353 1276 9800. Our North American headquarters is based at 2823 Girts Rd., Jamestown, NY 14701, USA.  The Company’s website is www.trinitybiotech.com. The information in our website is not incorporated by reference herein.

THE OFFERING

‘ADSs offered by the selling shareholder	2,500,000 ADSs (each ADS represents 4 ‘A’ Ordinary Shares, par value $0.0109 per share). The offered ADSs are evidenced by ADRs.

‘A’ Ordinary Shares outstanding as of May 25, 2022
152,430,282 ‘A’ Ordinary Shares (which excludes 17,364,662 ‘A’ Ordinary Shares issuable upon the exercise of options having exercise prices ranging from $0.19  to $4.36 per share and 24,691,358 ‘A’ Ordinary Shares represented by approximately 6,172,840 ADSs issuable upon the exercise of the Convertible Note).

Use of proceeds	We will not receive any proceeds from the sale of the ‘ADSs offered hereby except that we may receive up to $3,250,000 upon the exercise of the Warrant.

NASDAQ Capital Market symbol	“TRIB”

Risk Factors
Prospective investors should carefully consider the Risk Factors beginning on Page 5 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ADSs offered hereby.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the Commission, as revised or supplemented by our reports subsequently filed after the date hereof with the Commission and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this.

Risks Related to Ownership of our ADSs

MiCo owns approximately 29.4% of the voting share capital of our Company, which gives MiCo significant influence over our management and affairs and may deter a change in control or other transaction that may be favorable to our shareholders.

MiCo owns 11.2 million of our ADSs, which represents approximately 29.4% of the outstanding voting share capital of our Company and, under the terms of the Convertible Note and the purchase agreement for those ADSs, MiCo is entitled to nominate a total of four individuals for consideration by the nomination committee of the board of directors of the Company for appointment as directors for as long as MiCo continues to hold qualifying amounts of ADSs or principal value of the Convertible Note or converted ADSs, as applicable.  Because of its ownership interest and right to nominate directors, MiCo will have significant influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or our assets, for the foreseeable future. This concentration of ownership may also delay, deter or prevent a change in control, and may make some transactions more difficult or impossible to complete without the support of MiCo, regardless of the impact of such transactions on our other shareholders. The interests of MiCo may differ from the interests of other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Risks Related to the Offering

Sales of ADSs issuable upon exercise of the Warrant may cause the market price of our ADSs to decline.

The Warrant held by Perceptive entitles it to purchase up to 2.5 million ADSs, representing 10 million of our ‘A’ Ordinary Shares, at an exercise price per ADS of $1.30. The sale of such ADSs, or the perception that such sales could occur, may cause the market price of our ADSs to decline or become more volatile. In addition, the fact that Perceptive can sell substantial amounts of ADSs in the public market, whether or not sales have occurred or are occurring, could make it more difficult for the Company to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that it deems reasonable or appropriate.

USE OF PROCEEDS

We will not receive the proceeds from the resale of the ADSs by Perceptive. We may receive up to an aggregate of $3,250,000 from the exercise of the Warrant, assuming the exercise in full of the Warrant. Any proceeds from the exercise of the Warrant will be used for working capital and general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2021 as derived from our financial statements, which are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization on an actual basis, and on an as-adjusted basis to give effect to: (i) the funding on January 27, 2022 of the $81.25 million term loan under our credit agreement with Perceptive (the “Term Loan”) and simultaneous repurchase and cancellation of $99.69 million principal amount of our 4% exchangeable notes due in 2045 (the “Exchangeable Notes”) in exchange for $86,730,000 in cash and the issuance of 5,332,689 ADSs (21,330,756 ‘A’ Ordinary Shares), in the aggregate; (ii) the Equity Investment and purchase by MiCo of the Convertible Note on May 3, 2022; and (iii) the repayment of $34.5 million in nominal amount of the Term Loan on May 5, 2022.

The table below, however, does not give effect to (i) the impact on the accumulated surplus of any accounting gain or loss on the repurchase and cancellation of the Exchangeable Note nor the impact of any associated transaction costs or (ii) the impact of the requirement under IFRS 9, IFRS 13 and IAS 32 to account for the warrants issued to Perceptive as a derivative financial liability of the Company. The table below does not reflect (i) that derivative financial liability in respect of the 10,000,000 ‘A’ Ordinary Shares issuable upon the exercise of the Warrants; (ii) the impact of the requirement under IFRS 9 to offset loan origination costs against the Term Loan balance; (iii) the impact on the accumulated surplus of fees and expenses related to the investment by MiCo; (iv) the treatment of the Convertible Note under IFRS 9, IFRS 13 and IAS 32 as a compound financial instrument with a debt and equity element; (v) the issuance and sale of 10 million ‘A’ Ordinary Shares represented by ADSs issuable upon exercise of the Warrant; (vi) the impact on the accumulated surplus of fees and expenses associated with the early repayment of the Term Loan and the investment by MiCo; or (vii) the issuance of 17,364,662 ‘A’ Ordinary Shares issuable upon exercise of outstanding options. Perceptive and the holders of those options are not obligated to exercise the Warrant and those options, respectively, and, as a result, there can be no assurance that the Warrant or those options will ever be exercised.  The  IFRS accounting for these transactions is complex and may result in significant further adjustments.

	As of December 31, 2021
	Actual	As Adjusted(1)
Debt Outstanding:
Exchangeable Notes (at nominal amount)	$99,900,000	$210,000
Term Loan (at nominal amount)	--	$46,750,000
Convertible Note (at nominal amount)	--	$20,000,000
Equity:
‘A’ Ordinary Shares, par value $0.0109 per share	$1,213,000	$1,933,000
Share Premium	$16,187,000	$46,776,000
Treasury shares	$(24,922,000)	$(24,922,000)
Reserves	$(5,356,000)	$(5,356,000)
Accumulated surplus	$12,559,000	$12,559,000
Total shareholders’ equity	$(319,000)	$30,990,000
Total Capitalization	$99,581,000	$97,950,000

(1)
The number of ‘A’ Ordinary Shares issued and outstanding excludes 17,364,662 ‘A’ Ordinary Shares issuable upon the exercise of options having exercise prices ranging from $0.19 to $4.36 per share, 24,691,358 ‘A’ Ordinary Shares (represented by approximately 6,172,840 ADSs issuable upon the exercise of the Convertible Note), and the 10,000,000 ‘A’ Ordinary Shares issuable upon the exercise of the Warrants, having an exercise price of $1.30 per ADS ($0.325 per ‘A’ Ordinary Share).

SELLING SHAREHOLDER

We are registering the resale of  2.5 million ADSs (representing 10 million ‘A’ Ordinary Shares) issuable upon the exercise of the Warrant pursuant to the registration rights provisions of the Warrant.  Perceptive is an investment manager with an expertise in healthcare. The term “selling shareholder” includes the entity identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and any permitted assignees of the Warrant from Perceptive. Except as described herein or in the documents incorporated by reference herein, we did not have any material relationship with Perceptive prior to our credit agreement with Perceptive.

Our registration of the resale of the securities covered by this prospectus does not necessarily mean that the selling shareholder will sell any or all of the securities.

The information in the table below is based upon information provided by the selling shareholder.

Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering(2) / Percentage of Class	ADSs Being Offered(2)	Ordinary Shares Beneficially Owned Upon Completion of Offering / Percentage of Class (3)
Perceptive Credit Holdings III, LP (1)	--%	2,500,000 (representing 10 million ‘A’ Ordinary Shares)	-- %

(1)	Perceptive Credit Holdings III, LP (“Perceptive”) is a Delaware limited partnership. The address of Perceptive is 51 Astor Place, 10th Floor, New York, New York 10003.
(2)	Assuming full exercise of the Warrant.
(3)	Assuming all ADSs representing ‘A’ Ordinary Shares being registered for resale hereunder are sold.

PLAN OF DISTRIBUTION

The selling shareholder, may, from time to time, sell, transfer or otherwise dispose of any or all of its ADSs or interests therein on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

In connection with the sale of our ADSs or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs or interests therein in the course of hedging the positions they assume. The selling shareholder may also sell ADSs or interests therein short and deliver these securities to close out their short positions, or loan or pledge the ADSs or interests therein to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the ADSs or interests therein offered by the selling shareholder will be the purchase price of such securities less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ‘ADSs or interests therein to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the ADS or interests therein in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ADSs or interest therein to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ADSs or interests therein may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs or interests therein may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or have been withdrawn.

DESCRIPTION OF OUR ADSs

The primary trading market for our ADSs is the NASDAQ Global Select Market, where our ADSs are listed and traded under the symbol “TRIB”. The ratio of ADSs to underlying ‘A’ Ordinary Shares is 1 ADS : 4 ‘A’ Ordinary Shares. The Bank of New York Mellon is the depositary for the ADSs pursuant to the deposit agreement filed with the Commission on January 15, 2004 as an exhibit to our Form F-6, registration no. 333-111946.

Descriptions of our ‘A’ Ordinary Shares and ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2021, which descriptions are incorporated herein by reference

TAXATION

A description of taxation affecting our ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2021, which description is incorporated herein by reference.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; Newark, Delaware 19711. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the Commission registration fee.  The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Commission registration fee	$264.20
EDGAR and printing fees	$1,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,500
Miscellaneous	$2,000
Total	$18,764.2

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, and in our Reports of Foreign Private Issuer on Form 6-K filed under the Exchange Act and incorporated by reference or disclosed herein, no reportable material changes have occurred since December 31, 2021.

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus.  The validity of the ‘A’ Ordinary Shares represented by ADSs offered hereby will be passed upon for us by Matheson, Dublin, Ireland.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of Grant Thornton, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed with the Commission under the Securities Act.  We refer you to this registration statement for further information about us and the securities offered hereby.

 We file annual and special reports and other information with the Commission (Commission File Number 000-22320). These filings contain important information that does not appear in this prospectus. Our SEC filings are also available on the Commission Internet site at www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-22320).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

●
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, as filed with the Commission on May 2, 2022 and Amendment No. 1 thereto on Form 20-F/A, as filed with the Commission on May 25, 2022;

●	Our Reports on Form 6-K furnished to the Commission on May 9, 2022 and May 23, 2022; and
●	The description of our ADSs contained in our Form 20-F for the fiscal year ended December 31, 2021 filed with the Commission on May 2, 2022.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Trinity Biotech plc, IDA Business Park, Bray, Co. Wicklow, Ireland, Attn: Corporate Secretary, telephone number +(353) 1 276 9800. You may also obtain information about us by visiting our website at www.trinitybiotech.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

We are an Irish company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Irish experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been advised by counsel that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be recognized or enforceable in Ireland.

A judgment of the U.S. courts will be enforced by the Irish courts, by way of separate action in Ireland,  if the following general requirements are met: (i) the debt is for a liquidated or defined sum; (ii) the procedural rules of the U.S. court must have been observed and the U.S. court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and (iii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. If the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, the Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements for one of the following reasons: (a) if the judgment is not for a debt or a definite sum of money; (b) if the judgment was obtained or alleged to have been obtained by fraud; (c) if the process and decision of the U.S. Courts were contrary to natural or constitutional justice under the laws of Ireland and if the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; (d) if the judgment is contrary to Irish public policy or involves certain United States laws which will not be enforced in Ireland or constitute the enforcement of a judgment of a penal or taxation nature; (e) if jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules; (f) there is no practical benefit to the party in whose favor the foreign judgment is made in seeking to have that judgment enforced in Ireland, or (g) if the judgment is not consistent with a judgment of an Irish court in respect of the same matter.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

TRINITY BIOTECH PLC

2,500,000 American Depositary Shares
representing
10,000,000 ‘A’ Ordinary Shares

PROSPECTUS

May 26, 2022